UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2016

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street

Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Chairman Compensation (Anne Devereux-Mills).

In connection with Anne Devereux-Mills’ appointment as Chairman of the Board of Directors of Marchex, Inc. (“Marchex”) effective October 3, 2016, Marchex’s Compensation Committee awarded Ms. Devereux-Mills a restricted stock grant under Marchex’s 2012 Stock Incentive Plan on October 5, 2016 (the “Grant Date”) to purchase 150,000 shares of Marchex’s Class B Common Stock in her capacity as Chairman and at a purchase price of $0.01 per share, with 25% of the aggregate amount of such shares vesting on each of the Grant Date and the first, second and third annual anniversaries of the Grant Date (in each such case assuming continued service as Chairman on the applicable vesting date) and with accelerated vesting upon certain events as set forth in such restricted stock agreement.

Cash Bonus and Employment Agreement Clarification (Gary Nafus).

Marchex’s Compensation Committee on October 3, 2016 approved the following cash bonus amounts payable to Gary Nafus (“Nafus”) and which such amounts shall reduce Nafus’ bonus targets under Marchex’s Amended and Restated Annual Incentive Plan: (i) a cash bonus in the amount of $196,875 (the “First Payment”) payable on October 15, 2016 and an additional cash bonus in the amount of $65,625 (the “Second Payment” and together with the First Payment, the “Bonus”) for the fourth quarter 2016 and $100,000 of such Bonus subject to forfeiture in the event that Nafus voluntarily leaves Marchex prior to October 3, 2017 (other than for Good Reason) or if Nafus is terminated by Marchex for Cause prior to October 3, 2017 (as such terms are defined in Nafus’ amended and restated employment agreement dated April 21, 2016), and (ii) for the 2017 fiscal period, Nafus shall receive a guaranteed minimum cash bonus payment of $175,000 ($43,750 per quarter) assuming continued employment at each such quarterly payment date.

Marchex’s Compensation Committee on October 5, 2016 clarified that a material diminution for the purposes of the Good Reason definition (as defined in Nafus’ amended and restated employment agreement dated April 21, 2016) is irrespective of a Change of Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2016	MARCHEX, INC.

	By:	/s/ MICHAEL A. ARENDS
	Name:	Michael A. Arends
	Title:	Chief Financial Officer